Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Announces Appointment of

Mary S. Chan to Board of Directors

Boca Raton, Florida, April 6, 2015

SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) announced today the appointment of Mary S. Chan, 52, to its board of directors. Ms. Chan brings to the SBA Board over 25 years of extensive experience in telecommunications and wireless technology industries, including roles at General Motors Corporation, Dell Inc., Alcatel-Lucent and predecessor Lucent Technologies, and AT&T Network Systems.

“We are delighted to appoint Mary Chan to our Board of Directors,” commented Steven E. Bernstein, Chairman of the Board of SBA. “Mary’s expertise in wireless networks, products and services will allow us to better anticipate the future network needs of our customers and help guide our future growth. Her background in both wireless equipment and consumer offerings will be an invaluable addition to the skills and capabilities of our current Board.”

From May 2012 to April 2015, Ms. Chan served as President, Global Connected Consumer & OnStar Service, at General Motors Corporation, where she led the development and execution of General Motors’ strategic global infotainment plans, including the launch of 4G LTE connectivity across its global portfolio of vehicle brands. From September 2009 to March 2012, Ms. Chan served as Senior Vice President and General Manager, Enterprise Mobility Solutions & Services, at Dell Inc., where she helped expand Dell’s mobility product and service offerings. From December 2000 to August 2009, Ms. Chan held various senior vice president positions at Alcatel-Lucent and Lucent Technologies, including the positions of Executive Vice President, President of 4G/LTE Wireless Networks and Executive Vice President, President of Global Wireless Networks. Prior to Alcatel-Lucent/Lucent Technologies, Ms. Chan worked at AT&T Network Systems focusing on product and platform development of 2G and 3G wireless systems.

Ms. Chan’s appointment will be effective May 1, 2015. Ms. Chan will serve as an independent director and, concurrent with her appointment, the Board will be expanded to eight members.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central and South America. By “Building Better Wireless”, SBA generates revenue from two primary businesses—site leasing and site development services. SBA’s primary focus is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit www.sbasite.com.

Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Corporate Communications

561-226-9431

Source: SBA Communications Corporation